Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No.7 to Form S-1 of Goldenstone Acquisition Limited of our report dated May 5, 2021, except for Note 7 which is dated June 21, 2021 and Notes 1, 4 and 6 which are dated August 24, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Goldenstone Acquisition Limited as of March 31, 2021 and for the period from September 9, 2020 (date of inception) through March 31, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

March 9, 2022